NSAR ITEM 77O
October 1, 2003 to March 31, 2004
VK High Yield Fund
10f-3 Transactions

Underwriting #      Underwriting        Purchased From  Amount of     % of
Date of                                                  Shares   Underwriting
Purchase

   1             Kraton Polymers       Goldman Sachs       270,000         0.01
12/11/03

   2             Elizabeth Arden       Credit Suisse       235,000         0.10
1/09/04                                First Boston

   3             Primus                Lehman Brothers     825,000         0.34
1/13/04



Underwriting Participants for 1
Goldman, Sachs & Co.
Credit Suisse First Boston
UBS Investment Bank
Morgan Stanley

Underwriting Participants for 2:
Credit Suisse First Boston
CIBC World Markets
Morgan Stanley

Underwriting Participants for 3:
Lehman Brothers
Morgan Stanley
Jefferies & Company, Inc.